                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  April 30, 1997
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Grosser,         Robert                         Cityscape Financial Corp. (CTYS)              Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X  10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting         Month/Year         X   Officer (give    Other (Specify
   33 Windgate Drive                              Person (Voluntary)         August 1997        ----        title ---       below)
---------------------------------------------      ###-##-####            -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original           Chairman of the Board,
                                                                             (Month/Year)               CEO and President
                                                                                                        ------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                                                Reporting (Check if Applicable
                                                                                                (Line)
                                                                                                 X  Form filed by One Reporting
                                                                                                --- Person
                                                                                                    Form filed by More than One
 New City         New York          10956                                                       --- Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                     8/13/97    P             2,000    A       $8.88                                D
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COMMON STOCK                     8/13/97    P             3,000    A       $9.25                                D
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COMMON STOCK                     8/13/97    P             3,000    A       $9.38                                D
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COMMON STOCK                     8/13/97    P             2,000    A       $9.50                                D
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COMMON STOCK                     8/13/97    P            40,000    A       $9.63                                D
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COMMON STOCK                     8/13/97    P            13,000    A       $9.75                                D
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COMMON STOCK                     8/13/97    P             4,000    A       $9.88                                D
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COMMON STOCK                     8/13/97    P             2,000    A      $10.00                                D
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COMMON STOCK                     8/13/97    P             6,000    A      $10.13                                D
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COMMON STOCK                     8/13/97    P            15,000    A      $10.38                                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                             (Print or Type Responses)             SEC 1474 (8/92)


                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  April 30, 1997
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Grosser,         Robert                         Cityscape Financial Corp. (CTYS)              Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X  10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting         Month/Year         X   Officer (give    Other (Specify
   39 Windgate Drive                              Person (Voluntary)         August 1997        ----        title ---       below)
---------------------------------------------      ###-##-####            -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original           Chairman of the Board,
                                                                             (Month/Year)               CEO and President
                                                                                                        ------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                                                Reporting (Check if Applicable
                                                                                                (Line)
                                                                                                 X  Form filed by One Reporting
                                                                                                --- Person
                                                                                                    Form filed by More than One
 New City         New York          10956                                                       --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                     8/13/97    P            10,000    A      $10.50                                D
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COMMON STOCK                                                                                   800(1)           I        By daughter
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COMMON STOCK                                                                                   800(1)           I        By daughter
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                   640(1)           I        By spouse
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COMMON STOCK                                                                                   800(3)           I        By daughter
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                   800(3)           I        By daughter
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                              3,988,444             D
------------------------------------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  Page 2

                                                                             (Print or Type Responses)             SEC 1474 (8/92)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock               $13.25                                            4/22/97  4/22/07   Common   25,000
Option (right to buy)                                                                             Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)

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Employee Stock                  25,000                    D
Option (right to buy)
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Explanation of Responses:
(1) Held in trust for daughter who shares reporting person's household, reporting person's spouse as trustee.
(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(3) Reporting person as custodian for daughter who shares reporting person's household.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Robert Grosser             8/14/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 3
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (8/92)
